Exhibit 99.1

Actuate Reports Fourth Quarter and Fiscal Year 2011 Financial Results

+ Record Annual BIRT License Business of $16.2 million Up 70% Year-over-year;

+ Total Q4 License Revenue Up 13% Year-over-year;

+ Q4 Non-GAAP Operating Margins of 27.5%;

+ Q4 Non-GAAP Fully Diluted EPS Up 25% Over Prior Year to $0.15;

+ Annual Non-GAAP Fully Diluted EPS of $0.49.

SAN MATEO, Calif.--(BUSINESS WIRE)--January 30, 2012--Actuate Corporation (NASDAQ:BIRT) - The people behind BIRT® and the leader in open source Business Intelligence, today announced financial results for the fourth quarter and fiscal year 2011.

Fourth Quarter 2011 Financial and Operational Highlights:

  License revenue of $13.3 million, up 13% year-over-year;
  Q4 included 3 transactions with a license revenue component in excess of $1.0 million;
  Non-GAAP revenue of $35.3 million, an increase of 8% from the same period a year ago;
  Non-GAAP operating income of $9.7 million, up 23% year-over-year;
  Non-GAAP operating margins of 27.5%, up 340 basis points from the year ago quarter;
  Non-GAAP fully diluted EPS of $0.15 up 25% year-over-year;
  Total cash and short-term investments, net of debt, of $67.4 million, an increase of $28.1 million from a year ago;
  Operating cash flow of $6.9 million;
  The Company repurchased $5.0 million worth of stock.

Fiscal Year 2011 Financial and Operational Highlights:

  Record annual BIRT license business of $16.2 million, up 70% year-over-year;
  Annual non-GAAP revenue of $135.0 million;
  Annual license revenues of $49.2 million;
  Record annual non-GAAP operating margin of 24% and non-GAAP net income margin of 19%;
  Record annual GAAP operating margin of 15%;
  Record annual fully diluted non-GAAP EPS of $0.49;
  Annual operating cash flow of $21.2 million;
  Booked 205 BIRT license transactions during 2011, up 22 year-over-year;
  Paid off $40 million in outstanding debt.

“Actuate has demonstrated stellar execution during 2011, as evidenced by record BIRT license business, increased average order size and expanding operating margins,” said Pete Cittadini, CEO and President of Actuate Corporation. “By continued investment in growth during 2012, we will drive commercial adoption for our value added BIRT offerings and accelerate a strong baseline business for our company’s future.”

Tweet this: #Actuate NASDAQ: BIRT: Annual BIRT license biz $16.2M +70% YOY; FY2011 FD NON-GAAP EPS $0.49; Q4 License rev +13% YOY; Q4 FD-NON-GAAP EPS of $0.15 +25% YOY

Revenues as reported in accordance with U.S. generally accepted accounting principles (GAAP) for the fourth quarter of 2011 were $35.3 million, up 9% when compared with $32.3 million in the fourth quarter of 2010. License revenues for the fourth quarter of 2011 were $13.3 million, up 13% when compared with $11.8 million in the fourth quarter of 2010. Service revenues for the quarter were $22.1 million, compared with $20.6 million reported in the same quarter last year.

GAAP operating income was $7.8 million for the fourth quarter of 2011, compared with $5.0 million in the fourth quarter of 2010. GAAP net income for the fourth quarter of 2011 was $5.0 million, or $0.10 per diluted share, compared with net income of $2.7 million, or $0.05 per diluted share, in the fourth quarter of 2010. Non-GAAP net income for the fourth quarter of 2011 was $7.9 million, or $0.15 per diluted share, compared with non-GAAP net income of $6.0 million, or $0.12 per diluted share in the fourth quarter of 2010. Non-GAAP operating margin for the fourth quarter of 2011 was 27.5%.

Total revenues as reported in accordance with GAAP for the fiscal year of 2011 were $134.9 million, up 3% when compared with $131.5 million in the prior year. 2010 GAAP revenues included an $11.0 million licensing dispute resolution. License revenues for 2011 were $49.2 million, unchanged when compared to the prior year, which included $8.9 million related to the licensing dispute resolution. Services revenues for 2011 were $85.8 million, compared with $82.3 million in the prior year. 2010 services revenues included $2.1 million related to the licensing dispute resolution.

For 2011, operating income as reported in accordance with GAAP was $20.9 million, compared with $17.6 million in the prior year. GAAP net income for 2011 was $12.0 million, or $0.23 per diluted share, compared with $10.6 million, or $0.22 per diluted share in 2010. For the full fiscal year, non-GAAP net income was $25.5 million, or $0.49 per diluted share, compared with $23.9 million, or $0.48 per diluted share, in the prior year. Non-GAAP operating margins for 2011 were a record 24%, compared with 23% for the prior year. Non-GAAP net income margins for 2011 were a record 19%.

Cash flow from operations was $6.9 million for the fourth quarter of 2011. Fiscal year 2011 cash flow from operations was $21.2 million. Cash and short term investments, net of debt, totaled $67.4 million on December 31, 2011, up $28.1 million from $39.3 million as of December 31, 2010.

2011 Business Highlights:

BIRT:

  2011 BIRT license business originating from Eclipse BIRT users up over 12% year over year;
  There are now over 1.5 million developers currently using BIRT worldwide;
  According to research conducted by Evans Data Corporation, more than 1.1 million software developers in India are currently using or plan to use BIRT in the next 12 months to build Business Intelligence, data visualizations and information delivery applications;
  Strong influence of open source BIRT usage among OEM deals;
  In 2011 there were almost 4,500 registrations for BIRT Roadshows across scores of cities worldwide, the largest of which took place in Bangalore, India;
  Booked 205 BIRT licence transactions in 2011 up 22 year-over-year.

Customers:

  Added 170 new customers (primarily BIRT) in 2011;
  During 2011 there were 10 deals with a licence component of greater than a million;
  249 deals greater than $100,000 during 2011.

Product Launches:

  BIRT Performance Analytics: a solution built on the unified ActuateOne platform to help organizations drive tangible business improvements;
  BIRT Mobile Business Intelligence for Android™: to enable mobile application developers to easily deploy custom BI, dashboards, analytics, reports and interactive content natively on Android mobile devices;
  X2BIRT: to leverage unstructured, previously dormant data sources for ActuateOne-based BI applications;
  Big data: Hadoop support and services for BIRT based custom BI and information applications.

Recognition & Awareness:

  Actuate Xenos Enterprise Server™ was named Software Product of the Year at the 2011 Document Management Industry Awards, for the second consecutive year;
  BIRT Mobile ranked as one of the leading mobile Business Intelligence (BI) solutions in the Dresner Advisory Services (DAS) “Mobile Business Intelligence Market Study” report;
  Actuate recognized as the top performing open source Business Intelligence (BI) vendor according to the second annual Wisdom of Crowds Business Intelligence Market Study ™, conducted by independent advisory firm Dresner Advisory Services (DAS);
  Hosted 6 ActuateOne Live! events, attracting over 800 registrations in San Francisco, New York, London, Paris, Frankfurt and Singapore.

During the fourth quarter, Actuate received significant new and repeat business from, among others: AEGON UK, Access Data Corp., ADP Canada, American Express Company, Bank of America Corporation, Banque Cantonale de Genève, Broadridge Financial Solutions, Inc., CA, Inc., Callidus Software Inc., Choice Hotels International, Inc., Cisco Systems (ACS), Deutsche Bank, DHL Global Forwarding, Discover Financial Services, Elcom International, Inc., France Telecom, IMCO Ltd (aka. FUNDWORKS), Johnson & Johnson Health Care Systems Inc., Mzinga, Reliance Standard Life Insurance Company, S1 Corporation, Shaw Communications Inc., Societe Generale North America, Inc (De Corp), Stadtwerke München GmbH, SunAmerica Ventures, Inc., Tennessee Valley Authority and Wells Fargo & Company.

Conference Call Information

Actuate’s management will be holding a conference call at 2:00 p.m. PT (5:00 p.m. ET) today, January 30th, 2012 to further discuss these results. The dial-in number for the call is 877-407-8035 (201-689-8035 for international participants) and the conference ID is #386787. The conference call will be broadcast live on the Investor Relations section of Actuate’s web site at http://www.actuate.com/investor and will be available as an archived replay for a limited time thereafter.

Actuate – The people behind BIRT

Actuate founded and co-leads the Eclipse BIRT open source project. ActuateOne™ is a unified suite of products for rapidly developing and deploying BIRT-based custom Business Intelligence applications and information applications. Applications built with ActuateOne provide one user experience regardless of task or skill level; are supported by one server for any deployment including cloud and are built with one BIRT design that can access and integrate any data source - including high volume print streams. ActuateOne adds rich data visualisations, including interactivity, dashboards, analytics, and deployment options to web and mobile BIRT applications, helping organisations drive revenue through higher customer satisfaction and improved operational performance.

Actuate has over 5,000 customers globally in a diverse range of business areas including financial services and the public sector. Founded in 1993, Actuate is headquartered in San Mateo, California, with offices worldwide. Actuate is listed on NASDAQ under the symbol BIRT. For more information, visit the company's web site at www.actuate.com or visit the BIRT community at www.birt-exchange.com.

Discussion of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Actuate management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. We further consider various components of non-GAAP net income such as non-GAAP gross margin and non-GAAP operating expense. Non-GAAP net income is generally based on the revenues of our product, maintenance and services business operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income consists of net income excluding amortization and impairment of intangible assets, equity plan-related compensation expenses, acquisition related expenses, restructuring charges, other one-time termination costs, foreign currency exchange gains and losses related to the revaluation of monetary assets and liabilities and other charges and gains which management does not consider reflective of our core operating business. Non-GAAP net income also includes an adjustment to add back revenue that could not be recognized due to the impact of purchase accounting on the acquired Xenos revenue contracts. Intangible assets consist primarily of purchased technology, in-process research and development, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges and include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options recognized during the period. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the Company would accrue using a normalized effective tax rate applied to the non-GAAP results. Our non-GAAP earnings per share calculation also includes an adjustment to total outstanding shares to reflect what the share amount would have been if it were calculated using non-GAAP results.

Non-GAAP net income is a supplemental measure of our performance that is not required by, nor presented in accordance with, GAAP. Moreover, it should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income because we consider it an important supplemental measure of our performance.

Management excludes from non-GAAP net income certain recurring items to facilitate its review of the comparability of the Company's core operating performance on a period-to-period basis because such items are not related to the Company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation.

The Company believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the Company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the Company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the Company's financial performance by excluding the impact of items that may obscure trends in the core operating performance of the business;

2) Since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the Company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the Company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the Company's performance.

Set forth below are additional reasons why specific items are adjusted in the Company's non-GAAP financial measures:

a) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. Generally, the impact of these charges to the Company's net income tends to diminish over time following an acquisition.

b) While stock-based compensation constitutes an ongoing and recurring expense of the Company, it is not an expense that typically requires or will require cash settlement by the Company. We therefore exclude these charges for purposes of evaluating our core performance as well as with respect to evaluating any potential acquisition.

c) Restructuring charges and other one-time termination costs are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the Company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy.

d) Acquisition related costs are costs incurred in concluding our acquisition of Xenos Group, Inc. The acquisition was closed in February 2010. These costs are excluded because they are inconsistent in amount and frequency and are directly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. These acquisition-related costs are unrelated to the Company's core operations in the ordinary course and are not included in our annual operating plan and related budget.

e) The deferred revenue adjustment relates to our acquisition of Xenos Group, Inc, which was concluded in February 2010. In accordance with the fair value provisions of Accounting Standards Codification ("ASC") 805, Business Combination, acquired deferred revenue of approximately $1.5 million was recorded on the opening balance sheet, which was approximately $3.3 million lower than the historical carrying value. This purchase accounting requirement adversely impacts the Company's reported GAAP revenue primarily for the first twelve months post-acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related terms are renewed in future periods.

f) Foreign currency exchange gains and losses represent the net gain or loss that Actuate has recorded for the impact of currency exchange rate movements on monetary assets and liabilities denominated in foreign currencies related to the revaluation of these assets and liabilities. Actuate presents non-GAAP financial information excluding foreign exchange gains and losses for several reasons. These foreign currency gains and losses are generally unpredictable and can cause Actuate’s reported results to vary significantly. The magnitude and timing of these gains and losses are largely outside of Actuate’s control because Actuate has not engaged in hedging or taken other actions to reduce the likelihood of incurring a sizeable net gain or loss in future periods. Management believes that these gains and losses are unrelated to the ongoing operation of its business in the ordinary course and are non-operational. Management therefore excludes these items for the purposes of evaluating core performance and they are not specifically included in the Company’s annual operating plans, budgets or management compensation structure. Actuate believes that investors benefit from a supplemental non-GAAP financial measure that excludes these items because it allows more meaningful comparability of results between periods and enables investors to compare Actuate’s core operating results in different periods without this variability.

The determination that it would be meaningful to exclude these foreign currency exchange gains and losses was made in the second quarter of 2011. In prior periods the Company did not exclude these FX gains and losses from non-GAAP results. Therefore, in order to make the prior periods comparable and meaningful, it was necessary to adjust prior period non-GAAP results to also exclude the impact of the foreign currency exchange gains and losses primarily related to the revaluation of monetary assets and liabilities.

g) Asset impairment costs are excluded because they inherently vary in size and are not specifically included in the Company's annual operating plan. Furthermore, asset impairment charges do not typically require any cash outlay and the timing of such impairments is largely outside of the Company's control.

h) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the Company's long-term tax structure. The Company is using a normalized effective tax rate of 20%. This adjustment is made because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates. This non-GAAP estimated tax rate is reviewed annually. Currently, the Company is trending towards a higher actual effective tax rate.. Therefore for 2012, we intend to increase the non-GAAP tax rate to 30%.

In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the Company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP results. In the future, the Company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

  Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  The Company may engage in acquisition transactions in the future. Merger and acquisition related charges may therefore continue to be incurred and should not be viewed as non-recurring.
  The Company's employee equity incentive and employee stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future.
  The Company's income tax expense will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 20% rate assumed in our non-GAAP presentation.
  Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and is available in the investor relations section of the Company's web site for a limited time at http://www.actuate.com/investor. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company's SEC filings.

Cautionary Note Regarding Forward Looking Statements: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate’s expectations, beliefs, hopes, intentions or strategies regarding the future. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Rich Internet Application, performance management, business intelligence and print stream software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of acquisitions on the Company’s financial and/or operating condition, the ability to increase revenues through our indirect distribution channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate’s Securities and Exchange Commission filings, including Actuate 2010 Annual Report on Form 10-K filed on March 11, 2011.

ACTUATE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	December 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$67,428	$79,324
Accounts receivable, net	26,844	28,642
Other current assets	7,131	5,845
Total current assets	101,403	113,811
Property and equipment, net	1,927	3,126
Goodwill and other intangibles, net	58,439	61,916
Other assets	15,729	16,778
	$177,498	$195,631

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,521	$1,589
Restructuring liabilities	98	1,285
Accrued compensation	5,992	5,950
Other accrued liabilities	5,872	5,051
Income taxes payable	-	2,030
Deferred revenue	43,045	44,600
Total current liabilities	56,528	60,505

Long term liabilities:
Notes payable	-	40,000
Other deferred liabilities	20	268
Deferred revenue	1,717	1,347
Tax liabilities	1,670	889
Restructuring liabilities	106	-
Total long term liabilities	3,513	42,504

Stockholders' equity & non-controlling interest	117,457	92,622
	$177,498	$195,631

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues:
License fees	$13,258	$11,768	$49,172	$49,155
Services	22,050	20,573	85,771	82,317
Total revenues	35,308	32,341	134,943	131,472

Costs and expenses:
Cost of license fees	521	630	1,887	2,219
Cost of services	5,029	5,096	20,682	19,692
Sales and marketing	10,613	10,016	42,432	40,484
Research and development	5,792	6,276	24,272	24,850
General and administrative	5,280	4,479	20,903	23,767
Amortization of purchased intangibles	289	529	1,296	1,880
Asset impairment	-	-	1,681	-
Restructuring charges	-	297	889	968
Total costs and expenses	27,524	27,323	114,042	113,860
Income from operations	7,784	5,018	20,901	17,612
Interest income and other income/(expense), net	485	(719)	(355)	(1,579)
Interest expense	(155)	(425)	(936)	(1,721)
Income before income taxes	8,114	3,874	19,610	14,312
Provision for income taxes	3,109	1,147	7,623	3,665
Net income	$5,005	$2,727	$11,987	$10,647
Basic net income per share	$0.10	$0.06	$0.25	$0.24
Shares used in basic per share calculation	48,603	45,254	47,309	45,065
Diluted net income per share	$0.10	$0.05	$0.23	$0.22
Shares used in diluted per share calculation	52,358	49,855	51,497	49,133

ACTUATE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
Revenue reconciliation:	December 31,		(a)	December 31,		(a)
	2011	2010	Notes	2011	2010	Notes
GAAP revenue	$35,308	$32,341		$134,943	$131,472
Non-GAAP adjustments:
Deferred revenue adjustment - Xenos	4	359	(g)	87	3,195	(g)
Total non-GAAP revenues	$35,312	$32,700		$135,030	$134,667

	Three Months Ended			Twelve Months Ended
	December 31,		(a)	December 31,		(a)
Operating expense reconciliation:	2011	2010	Notes	2011	2010	Notes

GAAP operating expenses	$27,524	$27,323		$114,042	$113,860
Non-GAAP adjustments:
Amortization of purchased technology	(273)	(329)	(b)	(1,094)	(1,223)	(b)
Amortization of other intangibles	(289)	(529)	(c)	(1,296)	(1,880)	(c)
Stock-based compensation expense	(1,351)	(1,361)	(d)	(5,847)	(5,600)	(d)
Restructuring charges	-	(297)	(e)	(889)	(968)	(e)
Acquisition related costs	-	-		-	(635)	(f)
Other one-time termination costs	-	-		(148)	-	(h)
Impairment of in-process R&D ("IPR&D")	-	-		(1,681)	-	(i)
Total non-GAAP operating expenses	$25,611	$24,807		$103,087	$103,554

	Three Months Ended			Twelve Months Ended
Operating income reconciliation:	December 31,		(a)	December 31,		(a)
	2011	2010	Notes	2011	2010	Notes
Total non-GAAP revenues	$35,312	$32,700		$135,030	$134,667
Total non-GAAP operating expenses	(25,611)	(24,807)		(103,087)	(103,554)
Total non-GAAP operating income	$9,701	$7,893		$31,943	$31,113

	Three Months Ended			Twelve Months Ended
Net income reconciliation:	December 31,		(a)	December 31,		(a)
	2011	2010	Notes	2011	2010	Notes
GAAP income before income taxes	$8,114	$3,874		$19,610	$14,312
Non-GAAP adjustments:
Amortization of purchased technology	273	329	(b)	1,094	1,223	(b)
Amortization of other intangibles	289	529	(c)	1,296	1,880	(c)
Stock-based compensation expense	1,351	1,361	(d)	5,847	5,600	(d)
Restructuring charges	-	297	(e)	889	968	(e)
Acquisition related costs	-	-		-	635	(f)
Deferred revenue adjustment - Xenos	4	359	(g)	87	3,195	(g)
Other one-time termination costs	-	-		148	-	(h)
Impairment of in-process R&D ("IPR&D")	-	-		1,681	-	(i)
Foreign currency exchange (gain)/loss	(135)	770	(j)	1,179	2,002	(j)
Non-GAAP income before income taxes	9,896	7,519		31,831	29,815
Non-GAAP tax provision	1,979	1,504	(k)	6,366	5,963	(k)
Non-GAAP net income	7,917	6,015		25,465	23,852
Basic non-GAAP net income per share	$0.16	$0.13		$0.54	$0.53
Shares used in basic per share calculation	48,603	45,254		47,309	45,065
Diluted non-GAAP net income per share	$0.15	$0.12		$0.49	$0.48
Shares used in diluted per share calculation	52,714	50,141	(l)	51,995	49,545	(l)

(a) This table contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Such measures are intended to serve as a supplement to the GAAP results presented elsewhere in this press release, and should not be considered in isolation or as a substitute for such GAAP results. See the section entitled Discussion of Non-GAAP Financial Measures in this press release for additional information regarding: the manner in which management uses these non-GAAP financial measures; the economic substance behind management's decision to use such measures; the material limitations associated with use of these non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measures; the manner in which management compensates for these limitations when using these non-GAAP financial measures; and the substantive reasons why management believes these non-GAAP financial measures provide useful information to investors.

(b) Amortization of purchased technology acquired in the Xenos acquisition transaction in February 2010 and Performancesoft acquisition transaction in January 2006. Purchased technology is amortized over the estimated life of the underlying asset.

(c) Amortization of other intangibles includes identifiable intangible assets including trade names, employment agreements and customer relationships acquired through various acquisition transactions. Other identified intangibles are amortized over the estimated remaining life of the underlying intangibles.

(d) Actuate accounts for stock-based compensation expense under the fair value method. Actuate adopted the authoritative guidance issued by the Financial Accounting Standards Board ("FASB") related to the measurement and disclosure of stock-based compensation expense. Stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. For the three months ended December 31 2011, stock-based expense included approximately (in thousands): $212, $286, $162, and $691, related to cost of services revenues, sales and marketing expense, research and development expense and general and administrative expense, respectively.

(e) The restructuring expense for the fourth quarter of 2010 consist of severance payments, payroll taxes and extended medical benefits related to the reduction-in-force.

(f) Costs associated with the acquisition of Xenos Group Inc.

(g) The deferred revenue adjustment relates to our acquisition of Xenos Inc., which was concluded in February of 2010. In accordance with the fair value provisions of Accounting Standards Codification ("ASC") 805, Business Combination, acquired deferred revenue of approximately $1.5 million was recorded on the opening balance sheet, which was approximately $3.3 million lower than the historical carrying value. This purchase accounting requirement adversely impacts the Company's reported GAAP revenue primarily for the first twelve months post-acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment.

(h) Other one-time termination costs relate to benefits provided to the estate of one of Actuate's senior executives who passed away on December 31, 2010. The benefits were approved by the Compensation Committee of the Board of Directors in February 2011.

(i) Represents the impairment of the remaining balance of Xenos in-process research and development ("IPR&D").

(j) Foreign currency exchange gains and losses. Foreign currency exchange gains and losses represent the net gain or loss that Actuate has recorded for the impact of currency exchange related to the revaluation of these assets and liabilities. Prior to June 30, 2011, foreign currency exchange gains and losses were not excluded from Actuate's reported non-GAAP results. Therefore, to facilitate comparability, the table below is a reconciliation of non-GAAP results as reported this period to those reported historically as follows (in thousands, except per share data):

		Three months			Twelve months
Reconciliation of historical non-GAAP net income		Ended December 31,			Ended December 31,
		2010			2010

Non-GAAP income before income taxes as reported this period		$7,519			$29,815
Foreign currency exchange loss		(770)	(j)		(2,002)	(j)
Non-GAAP income before income taxes as reported historically		6,749			27,813
Non-GAAP tax provision		1,350	(k)		5,563	(k)
Non-GAAP net income reported historically		$5,399			$22,250
Basic non-GAAP net income per share reported historically		$0.12			$0.49
Shares used in basic per share calculation		45,254			45,065
Diluted non-GAAP net income per share reported historically		$0.11			$0.45
Shares used in diluted per share calculation		50,141	(l)		49,545	(l)

(k) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. The Company used a normalized effective tax rate of 20% in 2011 and 2010.

(l) Shares used in calculating diluted earnings per share have been adjusted to reflect what the share amounts would have been if they were calculated using non-GAAP results.

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Twelve Months Ended
	December 31,
Operating activities	2011	2010
Net income	$11,987	$10,647
Adjustments to reconcile net income to net cash from operating activities:
Share-based compensation expense related to stock options and employee stock purchase plan	5,164	5,600
Excess tax benefits from exercise of stock options	(3,485)	(760)
Amortization of other purchased intangibles	2,390	3,103
Amortization of debt issuance cost	282	287
Depreciation	1,945	1,914
Change in valuation allowance on deferred tax assets	(716)	(2,006)
Impairment of intangible assets	1,681	-
Net realized gain on Auction Rate Securities (ARS)	-	(1,934)
Net realized loss on fair value of put option	-	1,921
Accretion/amortization on short-term debt securities	(185)	447
Changes in operating assets and liabilities, net of acquired assets and assumed liabilities:
Accounts receivable, net	1,798	6,286
Other current assets	(43)	2,632
Accounts payable	(173)	(1,369)
Accrued compensation	42	584
Other accrued liabilities	821	(4,402)
Deferred tax assets, net of liabilities	1,279	110
Income tax receivable	(1,150)	663
Income tax payable	2,125	3,171
Other deferred liabilities	(248)	(501)
Restructuring liabilities	(1,107)	(2,378)
Deferred revenue	(1,185)	(1,871)
Net cash provided by operating activities	21,222	22,144

Investing activities
Purchases of property and equipment	(640)	(944)
Proceeds from maturity of investments	64,383	29,644
Purchases of short-term investments	(46,853)	(52,571)
Purchases of minority shares of Actuate Japan	(594)	-
Acquisition of Xenos Group Inc., net of cash acquired	-	(27,343)
Proceeds from security deposits and other	111	96
Net cash provided by (used in) investing activities	16,407	(51,118)

Financing activities
Proceeds from/(pay-down of) the credit facility, net of issuance cost	(39,975)	9,981
Excess tax benefits from exercise of stock options	3,485	760
Proceeds from issuance of common stock	14,371	7,054
Stock repurchases	(9,998)	(9,999)
Net cash provided by (used in) financing activities	(32,117)	7,796
Effects of exchange rates on cash and cash equivalents	(22)	1,274
Net increase (decrease) in cash and cash equivalents	5,490	(19,904)
Cash and cash equivalents at the beginning of the period	33,269	53,173
Cash and cash equivalents at the end of the period	$38,759	$33,269

Copyright © 2012 Actuate Corporation. All rights reserved. Actuate and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.

CONTACT:
Actuate Corporation
Linda Wells, 415-445-3236
ir@actuate.com